ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED JUNE 2, 2016 AND

PROSPECTUS DATED JANUARY 22, 2016)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-209080

NASDAQ, INC.

$500,000,000 3.850% Senior Notes due 2026

Final Term Sheet

June 2, 2016

Issuer:	Nasdaq, Inc.

Type:	SEC Registered

Title of Securities	3.850% Senior Notes due 2026 (the “notes”)

Size:	$500,000,000

Trade Date:	June 2, 2016

Settlement Date:	June 7, 2016 (T+3)

Maturity Date:	June 30, 2026

Interest Payment Dates:	Each June 30 and December 30, beginning on December 30, 2016

Record Dates:	The June 15 and December 15 prior to the applicable interest payment date.

Coupon (Interest Rate):	3.850%

Price to Public:	99.906%

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Price and Yield:	98-10 and 1.811%

Spread to Benchmark Treasury:	+205 basis points

Yield to Maturity:	3.861%

Optional Redemption:

Callable at any time at the issuer’s option, at the greater of par or the make-whole redemption price (Treasury Rate plus 30 basis points).

Notwithstanding the foregoing, at any time on or after March 30, 2026 (three months before their maturity date), the notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Special Mandatory Redemption:	As described in the Preliminary Prospectus Supplement dated June 2, 2016.

CUSIP / ISIN:	631103 AG3 / US631103AG34

Joint Book-Running Managers:	Mizuho Securities USA Inc. SEB Securities, Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting Mizuho Securities USA Inc. toll-free at 1-866-271-7403, SEB Securities, Inc. at 1-212-692-4795 or by email at NYCInvestmentBanking@sebny.com or Wells Fargo Securities, LLC at 1-800-645-3751 or by email at wfscustomerservice@wellsfargo.com.